FOR IMMEDIATE RELEASE
Contact:
Keira Ullrich
Smithfield Foods, Inc.
(212) 758-2100
keiraullrich@smithfieldfoods.com

Smithfield Foods Reports Fourth Quarter And Full Year Results

SMITHFIELD, Virginia (June 17, 2010)—Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2010 fourth quarter and full year results.

Fourth Quarter Highlights
•	Net loss was $4.6 million, or $(.03) per diluted share; an improvement of $76.6 million, or $.54 per share from the prior year’s fourth quarter
•
EPS was $.18 per diluted share when adjusted to exclude the effect of a $73.0 million mark-to-market adjustment on open derivative positions, a higher, more favorable tax rate and other significant charges

•	Comparative operating results in every segment improved; consolidated operating profit improved $131.2 million, or 143% versus a year ago
o	Pork segment operating profits were $111.2 million
o	International segment operating profits increased $10.0 million
o	Hog Production losses abated; operating results improved $95.0 million, or 56%
o	Other segment results improved $20.7 million
o	Corporate segment operating results improved $5.0 million
o	Consolidated sales increased 2%

Fiscal Year Highlights
•	Net loss was $101.4 million, or $(.65) per diluted share; an improvement of $97.0 million, or $.76 per share from the prior year
•	Comparative operating results in every segment improved significantly; consolidated results improved $286.7 million, or 128% from last year
o	Pork segment operating profits improved $143.5 million, or 36%
o	International segment operating profits increased $14.6 million, or 42%
o	Hog Production results improved $60.4 million, or 12%
o	Other segment results improved $50.2 million, or 108%
o	Corporate segment operating results improved $18.0 million, or 21%
•	Pork Group achieved restructuring target of annual profit improvement of $55 million in fiscal 2010
•	Liquidity strengthened as debt, net of cash, was $230 million lower than last fiscal year
•	The company completed its U.S. sow herd reduction of 13%

Following are the company’s sales and operating profit (loss) from continuing operations by segment:

	Three Months Ended		Twelve Months Ended
	May 2, 2010	May 3, 2009	May 2, 2010	May 3, 2009
	(unaudited)		(unaudited)
Sales:
Pork
Fresh Pork	$1,108.9	$1,150.2	$4,155.3	$4,892.2
Packaged Meats	1,324.5	1,304.8	5,171.0	5,558.7
Total Pork	2,433.4	2,455.0	9,326.3	10,450.9

International	317.3	257.2	1,294.7	1,398.2
Hog Production	742.9	615.8	2,541.8	2,750.9
Other	28.1	63.8	153.3	250.8
Total segment sales	3,521.7	3,391.8	13,316.1	14,850.8
Intersegment	(611.5)	(541.2)	(2,113.5)	(2,363.1)
Consolidated sales	$2,910.2	$2,850.6	$11,202.6	$12,487.7

Operating profit (loss):
Pork
Fresh Pork	$10.5	$(18.1)	$53.8	$76.1
Packaged Meats	100.7	128.8	484.9	319.1
Total Pork	111.2	110.7	538.7	395.2

International	13.5	3.5	49.5	34.9
Hog Production	(75.8)	(170.8)	(460.8)	(521.2)
Other	2.4	(18.3)	3.6	(46.6)
Corporate	(12.0)	(17.0)	(68.2)	(86.2)
Consolidated operating profit (loss)	$39.3	$(91.9)	$62.8	$(223.9)

Sales for the fourth quarter of fiscal 2010 were $2.9 billion, up 2% compared to the fourth quarter of fiscal 2009. Sales for the full fiscal year were $11.2 billion compared to $12.5 billion last year. The effect of an extra week in the third quarter of fiscal 2009, combined with lower average unit selling prices, currency fluctuations and planned volume reductions resulting from the Pork Group restructuring plan, all contributed to the year over year decline.

The company reported a net loss in the current quarter of $4.6 million ($(.03) per diluted share) compared to a net loss of $81.2 million ($(.57) per diluted share) last year, an improvement of $76.6 million. For the full fiscal year, the net loss totaled $101.4 million compared to a net loss of $198.4 million in the prior fiscal year, an improvement of $97.0 million. Last year’s net loss included income from discontinued operations, net of tax, of $52.5 million, or $.37 per diluted share.

The current quarterly results include a number of significant items affecting pre-tax figures, including a $73.0 million unfavorable mark-to-market adjustment on open derivative positions and charges for a new Hog Production segment cost savings initiative and the final stages of the Pork segment restructuring totaling $12.9 million. The effective income tax rate for the quarter was higher than anticipated and had a favorable impact on earnings because it is applied to a pre-tax loss. The table below shows the impact of these items on fully diluted earnings per share for the three months ended May 2, 2010, resulting in a non-GAAP adjusted EPS of $.18.

	Before	After	EPS
	Taxes	Taxes	Impact
Reported GAAP measure	$(28.2)	$(4.6)	$(.03)

Adjustment of significant items:
Mark-to-market derivative results	73.0	46.4	.28
Hog Production and Pork charges	12.9	7.9	.05
Effective tax rate impact	-	(19.6)	(.12)
Adjusted Non-GAAP measure	$57.7	$30.1	$.18

Commentary
“The last two years were by far the most challenging in over 30 years. The contributing factors—global recessionary conditions, unfounded fears about A(H1N1) and the resultant closures of some key export markets, spiking grain prices and extended low hog prices tied to a significant oversupply of live hogs—are all well documented. These factors, combined with the extremely slow pace of herd liquidation in spite of mounting industry losses, all conspired to make for one of the longest and deepest downturns ever in live hog production,” said C. Larry Pope, president and chief executive officer.

“Finally, the hog production cycle has turned. Live production losses, particularly on the cash side, have abated. Although our fourth quarter Hog Production segment results do not yet reflect the full benefits of the recently improved live hog production environment, the recovery in the cash and futures markets for hogs is encouraging and has allowed for significant year over year improvements in that business,” he continued.

“While this is good news, we are not satisfied with our Hog Production segment cost structure and we are initiating a new Hog Production cost savings initiative aimed at significantly improving our competitive position. Although the benefits will not be immediate, the long term impact should be very beneficial,” Mr. Pope commented.

“Beyond the losses in live production, we have had a number of bright spots. In fiscal 2010, we continued to deliver quality and consistent earnings in our Pork segment, with another record year in our packaged meats business. We completed all of the action items called for in the Pork Group restructuring plan on or ahead of schedule and achieved our targeted annual profit improvement of $55 million in fiscal 2010. The Pork segment has realized strong bottom line growth, as it has reaped the benefits of a substantially improved cost structure and improved product mix,” he said.

“We have also made significant improvements to our balance sheet, with a strong concentration on reducing leverage, maintaining ample liquidity, extending maturities and eliminating covenants,” Mr. Pope stated.

“In addition, notwithstanding the closure of the Chinese and Russian markets for much of the year, fiscal 2010 was the second best year ever for Smithfield fresh pork exports. We are pleased that these markets have recently reopened,” he remarked.

Fourth Quarter Results

Pork
Fresh Pork
The fresh pork environment improved in the quarter and operating margins were $28.6 million higher than last year, despite a 23% increase in live hog market prices and a 12% decrease in volume. The volume decline was a result of lower available hog supplies; slaughter levels were 11% below the same quarter last year. In addition, current results include a $14.9 million unfavorable mark-to-market adjustment in the Pork segment’s open derivative contracts.

Fourth quarter export volume declined, but was strong on a historical basis. Border restrictions in China and Russia, which began in April 2009, together with the recession in Japan, negatively impacted export volume this year.

Packaged Meats
Packaged meats operating profits declined from last year’s record results due to considerably higher raw material costs. Operating margins remained historically strong at $.14 per pound, or 7.6% of sales, and continued to benefit from the restructuring plan which enhanced pricing discipline, rationalized unprofitable business and lowered overhead.

International
International segment results were well above those of a year ago driven by strong profits in Poland where operating profit improved $10.7 million on a 26% volume increase. Campofrío Food Group results improved despite recessionary conditions throughout Western Europe.

Hog Production
Hog Production results dramatically improved in the fourth quarter as live hog market prices in the U.S. increased 23% to $52 per hundredweight compared to $43 per hundredweight last year. Domestic raising costs decreased to $53 per hundredweight from $62 per hundredweight in the prior year.

A sharp rise in hog futures at the end of fiscal 2010 created a $58.1 million unfavorable mark-to-market adjustment in the Hog Production segment’s open derivative contracts. Most of the current fourth quarter loss was the result of this mark-to-market adjustment and $9.1 million in charges associated with a new Hog Production cost savings initiative. This initiative is a long-term program to improve the segment’s overall cost structure. The benefits will take effect over several years.

International hog production operations continued to show improvement with a $10.2 million increase in operating profits over last year’s fourth quarter. Hog operations in Romania and Poland also delivered strong performance.

Other
Butterball, LLC results were positively impacted by lower live bird pricing. Prior year results include losses from live cattle operations which were liquidated in the first quarter of fiscal 2010.

Full Fiscal Year Results

Pork
Fresh Pork
In the first half of the year, fresh pork margins were squeezed as the industry coped with an oversupply of hogs and depressed prices. This was partially offset in the second half of the year as herd liquidations reduced live hog availability and had the impact of improving selling prices. Excluding the extra week in fiscal 2009, volumes declined 7% as 6% fewer head were processed compared to the prior year.

Both years reflect nearly even impacts of impairments and restructuring charges from the closing of the Sioux City plant this year and the Pork Group restructuring plan, which primarily impacted last year’s results.

Export volume declined 17% for the year. Losses from the Chinese and Russian border closings early in fiscal 2010 were partially replaced by demand in other markets during the year. Though down, exports volume remained strong in historic terms.

Packaged Meats
Packaged meats reported another record year. Operating profits improved by $165.8 million, or 52%, to a record $484.9 million, or 9.4% of sales. Margins improved $.07 per pound to $.17 per pound for the year. Pricing discipline and planned rationalization of low margin business resulted in increased profits, even as sales volumes declined 7%, excluding the additional week last year. Restructuring charges of $67.1 million are included in last year’s results while $13.4 million are included in the current year.

International
International segment operating profit was positively impacted by record results in Poland, with 21% volume increases, and an improvement in equity income as Campofrío Food Group benefited from merger synergies and cost reduction programs.

Hog Production
Hog Production operating losses declined due primarily to significantly lower feed costs. Domestic raising costs decreased to $54 per hundredweight from $61 per hundredweight in the prior year. Improvements in raising costs were partially offset by lower live hog market prices, which decreased to $44 per hundredweight compared to $48 per hundredweight last year.

International hog production operations dramatically improved in fiscal 2010 contributing an improvement of $108.3 million to the segment. Hogs sold in Poland and Romania combined increased 7% and hog prices were at record highs.

Other
Operating results in the Other segment improved due to the prior year inclusion of losses related to the company’s live-cattle operations, as well as improvements in Butterball, which reflected significantly lower raw material costs.

Outlook
“While the banner headline for fiscal 2011 is likely to be ‘Hog Production has returned to profitability,’ we are focused on continuing to maximize margins in our Pork segment, leveraging our restructured Pork Group, and investing in strategic brands for top line growth. Raw material costs will be higher and there will be pressure on margins; however, we expect to continue to deliver very solid earnings to our shareholders in this business,” said Mr. Pope.

“We look forward to the return to profitability in the Hog Production segment. We do not see significant herd expansion on the horizon, which should stabilize hog supplies at healthier price levels. Corn prices have remained below $4 a bushel without much upward pressure; however, the EPA has indicated that they will announce their decision on increasing ethanol blending rate from 10% to 15% in July. An increase will pressure corn pricing,” he continued.

“Given current favorable industry conditions and declining hog slaughter levels, as well as the considerable cost and operational improvements we have accomplished to date, we believe that Smithfield is poised to deliver a strong year in fiscal 2011,” he concluded.

Butterball
Smithfield announced that it has made an offer to purchase its joint venture partner’s 51% ownership interest in Butterball, LLC and its partner’s related turkey production assets for approximately $200 million. In accordance with Butterball’s operating agreement, Smithfield’s partner may either accept the offer to sell or be required to purchase Smithfield’s 49% interest and its related turkey production assets. The company expects to conclude the buy/sell decision no later than September 2010 and close before the end of the calendar year. If Smithfield is the buyer, it will be required to retire Butterball’s debt obligations totaling approximately $215 million as of May 2, 2010. Additionally, if Smithfield is the buyer, the company anticipates that a significant amount of capital investment and marketing will be necessary to increase Butterball’s earnings potential. Smithfield believes its current liquidity position will be sufficient to finance this transaction. However, the company will evaluate capital alternatives at the appropriate time.

“Purchasing the remaining ownership interest in Butterball will afford Smithfield the opportunity to build the Butterball brand unconstrained by the restrictive terms of our current investment agreement and disagreements with our partner in respect to the development of the business. On the other hand, if we are the seller, we will have exited the turkey business at a price that we believe fairly values the operations. Either way, we will be pleased with the outcome,” said Mr. Pope.

Conference Call
The company will host a conference call at 9:00 a.m., Eastern Daylight Time, Thursday, June 17. To listen via telephone, call (800) 230-1096. The call can be accessed live on the Internet at http://investors.smithfieldfoods.com/events.cfm. It also will be archived online at this location. A telephone replay will be available at (800) 475-6701 from June 17 at 11:00 a.m. until July 1 at 11:59 p.m. The replay access code is 160675.

About Smithfield Foods
With sales of $11 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the inability to refinance or otherwise amend our existing indebtedness on terms favorable to us or at all, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of our pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of its operations and achieve cost savings from such restructurings and other risks and uncertainties described in our Annual Report on Form 10-K for fiscal 2009 and in our subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

###

(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	May 2, 2010	May 3, 2009	May 2, 2010	May 3, 2009
	(unaudited)		(unaudited)
Sales	$2,910.2	$2,850.6	$11,202.6	$12,487.7
Cost of sales	2,731.3	2,738.1	10,472.5	11,863.1
Gross profit	178.9	112.5	730.1	624.6
Selling, general and administrative expenses	147.6	195.9	705.9	798.4
Equity in (income) loss of affiliates	(8.0)	8.5	(38.6)	50.1
Operating profit (loss)	39.3	(91.9)	62.8	(223.9)
Interest expense	67.5	58.1	266.4	221.8
Other loss (income)	-	-	11.0	(63.5)
Loss from continuing operations before income taxes	(28.2)	(150.0)	(214.6)	(382.2)
Income tax benefit	(23.6)	(68.8)	(113.2)	(131.3)
Loss from continuing operations	(4.6)	(81.2)	(101.4)	(250.9)
Income from discontinued operations	-	-	-	52.5
Net loss	$(4.6)	$(81.2)	$(101.4)	$(198.4)

Loss per basic and diluted share:
Continuing operations	$(.03)	$(.57)	$(.65)	$(1.78)
Discontinued operations	-	-	-	.37
Net loss	$(.03)	$(.57)	$(.65)	$(1.41)

Weighted average basic and diluted shares	165.9	143.6	157.1	141.1

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) LOSS OF AFFILIATES
(In millions)

	Three Months Ended		Twelve Months Ended
Equity Investment	May 2, 2010	May 3, 2009	May 2, 2010	May 3, 2009
	(in millions)		(in millions)
Butterball	$(3.5)	$2.9	$(18.8)	$19.5
Campofrío Food Group (1)	(2.0)	1.4	(4.5)	5.6
Mexican joint ventures	(1.9)	(0.5)	(13.2)	9.8
All other equity method investments	(0.6)	4.7	(2.1)	15.2
Equity in (income) loss of affiliates	$(8.0)	$8.5	$(38.6)	$50.1

(1)
Prior to the 3rd quarter of fiscal 2009, we owned 50% of Groupe Smithfield S.L. (Groupe Smithfield) and 24% of Campofrío Alimentación, S.A. (Campofrío). Those entities merged in the third quarter of fiscal 2009 to form Campofrío Food Group, of which we own 37%. The amounts presented for Campofrío Food Group represent the combined results of Groupe Smithfield and Campofrío.

Campofrío Food Group (CFG) prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG's results reflects US GAAP adjustments and thus, there may be differences between the amounts we report for CFG and the amounts reported by CFG.